Exhibit 12
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                    CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (in thousands of dollars)
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                                                                For the Six
                                                    For the        Month
                                                   Fiscal Year   Transition
                        For the Six Months Ended      Ended     Period Ended
                               August 31,          February 28, February 29,    For the Fiscal Years Ended August 31,
                            1997        1996         1997          1996       1995        1994        1993        1992

 Earnings:  (a)
   Income before provision
     for income taxes      $37,984     $23,069      $47,791     $  6,703     $66,698     $18,924    $25,268     $17,884
   Add fixed charges        17,723      18,203       37,074       18,684      27,337      19,919      7,515       7,599
     Earnings              $55,707     $41,272      $84,865      $25,387     $94,035     $38,843    $32,783     $25,483

 Fixed Charges:
   Interest on debt and
     capitalized leases    $16,290     $16,881      $34,473      $17,447     $25,121     $18,367     $6,273      $6,510
   Amortization of direct
     financing costs         1,025       1,135        2,112        1,046       1,881       1,287        628         602
   Amortization of
     discount on debt          172        -             112         -           -           -           -          -
   Interest element of
     rentals                   236         187          377          191         335         265        614         487
       Total fixed charges $17,723     $18,203      $37,074      $18,684     $27,337     $19,919     $7,515      $7,599

 Ratio of Earnings to
   Fixed Charges               3.1         2.3          2.3          1.4         3.4         2.0        4.4         3.4


(a) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represents income before provision for income taxes plus fixed charges.  "Fixed charges" consist of interest expensed and capitalized amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.

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